U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                                                       SEC File Number
                                                           0-26439
                                                         CUSIP NUMBER

                              FORM 12B-25


                       NOTIFICATION OF LATE FILING
                               (Check One):

        [   ] Form 10-K    [   ] Form 20-F   [   ] Form 11-K
                   [ X ] Form 10-Q    [   ] Form N-SAR


For Period Ended:   July 31, 2002
[   ]  Transition Report on Form 10-K
[   ]  Transition Report on Form 20-F
[   ]  Transition Report on Form 11-K
[   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form N-SAR
For the Transition Period Ended:
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Read Attached Instruction Sheet Before Preparing Form. Please Print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information

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Full name of Registrant:      Kidstoysplus.com, Inc.

Former Name if Applicable:    N/A

Address of Principal Executive Office (Street and Number)
                              2924 Cliffe Avenue

City, State and Zip Code:     Courtenay, British Columbia,
			      Canada V6C 2G8

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

   X      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   X      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of the transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K,
10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

      The Registrant has been unable to complete the preparation of its quarterly report due to delays in gathering information required to complete the preparation of the necessary financial statements and providing such information to the auditors to complete the review of the Registrant's quarterly financial statement for the quarterly period ended July 31, 2002.



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Part IV - Other Information

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(1) Name and telephone number of person to contact in regard to this notification.

                    Kenneth Sam     (206) 903-8800

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? (If answer is no, identify report(s).

                                                 [ X ] Yes   [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 [   ] Yes   [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                       KIDSTOYSPLUS.COM, INC.
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              (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 16, 2002          By:   /s/   Albert R. Timcke
                                          Albert R. Timcke